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                                                                     EXHIBIT 8.1
                                 June 7, 1995


Board of Directors
Kmart Corporation
3100 Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

         We have acted as special counsel to Kmart Corporation, a Michigan corporation (the "Company"), with respect to certain tax matters in connection with the proposed offer and sale by means of an underwritten public offering of up to $210,000,000 of pass through certificates (the "Pass Through Certificates") as contemplated in the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain tax matters relating to the sale of the Pass Through Certificates as described in the Registration Statement.

         We are of the opinion that the discussion in the Prospectus constituting part of the Registration Statement under the caption "Certain Federal Income Tax Consequences," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Certain Federal Income Tax Consequences" in the Prospectus constituting part of the Registration Statement.

                                                Very truly yours,

                                                /s/ Dickinson, Wright, Moon,
                                                Van Dusen & Freeman

                                                DICKINSON, WRIGHT, MOON, VAN
                                                DUSEN & FREEMAN